Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial Results for the

Quarter Ended March 31, 2016

QUARTER HIGHLIGHTS

•	Net new sales bookings increased 47% year-over-year in Q1, excluding CFS

•	60-month backlog up $73 million sequentially, adjusted for CFS and FX

•	Recorded $94 million GAAP after-tax gain on sale of CFS

•	Repurchased 3 million shares ($60 million) YTD

•	Reiterating 2016 guidance, excluding CFS

NAPLES, FLA — May 5, 2016 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time electronic payment and banking solutions, today announced financial results for the quarter ended March 31, 2016.

“ACI had strong sales bookings in Q1 driven by continued strength in our omni-channel merchant retailer and eCommerce offerings. Our momentum with financial institutions also continues to grow, and we achieved a key milestone in Q1 with the first go-live of our UP BASE24-eps system on Linux,” commented Phil Heasley, President and CEO, ACI Worldwide. “We completed the CFS divestiture in March and are now more focused on our core payments software business, which is positioned for accelerated growth in 2016.”

Q1 FINANCIAL SUMMARY

During the quarter, we completed the sale of our CFS assets to Fiserv. The sale generated $200 million of cash proceeds and we recognized a GAAP after-tax gain of $94 million or $0.78 per diluted share. The proceeds were used to repurchase $60 million of ACI shares with the remainder used to pay down debt. We continue to operate under a Transition Services Agreement (TSA) whereby Fiserv reimburses ACI for the direct costs of operating the CFS platforms for a period of time. During 2016, we expect to incur approximately $7 million of indirect overhead costs which are not reimbursed to ACI under the TSA. We are committed to eliminating these costs by the end of 2016.

Total sales bookings grew 15% in Q1 compared to Q1 of last year. New sales bookings, net of term extensions (SNET), increased 47% compared to Q1 last year. Both numbers are adjusted for the CFS divestiture.

Excluding the impact of the CFS divestiture and foreign currency movements, our 12-month backlog grew $21 million to $862 million and our 60-month backlog grew $73 million to $4 billion during the quarter.

Excluding CFS in both periods and foreign currency movements, revenue in Q1 2016 increased 2% from Q1 2015.

Excluding CFS in both periods and the indirect costs during the TSA period, Q1 2016 adjusted EBITDA was $25 million, down from $36 million in the prior year period. The decline in adjusted EBITDA was primarily due to timing of non-recurring revenue of $4 million, timing of project-related expenses of $3 million, and higher selling and marketing expenses of $1 million resulting from the higher sales bookings. Net adjusted EBITDA margin in Q1 2016 was 14%, versus 20% in Q1 2015, after adjusting for $34 million and $31 million of pass through interchange fees in Q1 2016 and Q1 2015, respectively.

Q1 GAAP net income was $89 million, or $0.75 per diluted share, versus $0.00 per diluted share in Q1 2015. The sale of the CFS operations in the quarter generated an after-tax gain of $94 million, or $0.78, per diluted share.

ACI ended Q1 2016 with $94 million in cash on hand and a debt balance of $772 million, which was down $167 million from a debt balance of $939 million at year-end 2015.

Excluding the impact of our previously announced one-time capital investments in our European data center and cyber security, operating free cash flow (OFCF) for the quarter was $30 million, down $9 million from $39 million generated in Q1 2015 primarily due to timing of non-recurring revenue of $4 million, timing of project-related expenses of $3 million, and higher selling and marketing expenses of $1 million resulting from the higher sales bookings.

REITERATING GUIDANCE, EXCLUDING CFS

We are reaffirming our full-year 2016 guidance expectations excluding the partial quarter contribution from the CFS divestiture of $15 million in revenue and $1 million in adjusted EBITDA in Q1 2016, and the previously discussed CFS-related indirect overhead costs of $7 million for the remainder of 2016. We continue to expect to generate revenue from ongoing operations in a range of $990 million to $1.02 billion in 2016, which represents 4-7% organic growth after adjusting for the PAY.ON acquisition and foreign currency fluctuations. Adjusted EBITDA is expected to be in a range of $265 million to $275 million, which excludes approximately $15 million in one-time integration related expenses for PAY.ON, the CFS divestiture, data center and facilities consolidation, and bill payment platform rationalization. We continue to expect full-year 2016 net new sales bookings to grow in the upper single digit range. We expect to generate between $215 million and $225 million of revenue in the second quarter.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS AND OUTLOOK

Management will host a conference call at 8:30 am ET to discuss these results as well as 2016 guidance. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 93446089. There will be a replay available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537- 3406 for international participants.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,000 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries as well as 300 of the leading global retailers rely on ACI to execute $14 trillion each day in payments. In addition, thousands of organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software and SaaS-based solutions, we deliver real-time, any-to-any payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2016.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the divestiture of CFS, the acquisition of Online Resources Corporation, and significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses, less the pre-tax gain on the divestiture of CFS. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•	Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses, less the pre-tax gain on the divestiture of CFS. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus payments associated with acquired opening balance sheet liabilities, net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction-related expenses, and less capital expenditures plus European data center and cybersecurity capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all license, maintenance, and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) ACI’s momentum continuing to grow; (ii) positioning for accelerated growth in 2016; (iii) commitment to eliminate overhead costs by the end of 2016; (iv) expectations regarding revenue, adjusted EBITDA, and net new sales bookings in 2016; and (v) expectations regarding second quarter 2016 revenue.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the performance of our strategic product, UP BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, potential claims arising out of the sale of CFS assets and liabilities, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, the appeal of the judgement against us in the BHMI litigation, our determinations not to accrue for a loss in the BHMI litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with PAY.ON, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$94,369	$102,239
Receivables, net of allowances of $4,335 and $5,045, respectively	170,004	219,116
Recoverable income taxes	2,808	12,048
Prepaid expenses	27,487	27,461
Other current assets	18,246	21,637

Total current assets	312,914	382,501

Noncurrent assets
Property and equipment, net	59,974	60,630
Software, net	208,837	237,941
Goodwill	917,470	913,261
Intangible assets, net	226,285	256,925
Deferred income taxes, net	71,889	90,872
Other noncurrent assets	36,973	33,658

TOTAL ASSETS	$1,834,342	$1,975,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,605	$55,420
Employee compensation	33,615	31,213
Current portion of long-term debt	90,055	89,710
Deferred revenue	123,411	128,559
Income taxes payable	12,666	4,734
Other current liabilities	65,458	75,225

Total current liabilities	363,810	384,861

Noncurrent liabilities
Deferred revenue	41,395	42,081
Long-term debt	668,859	834,449
Deferred income taxes, net	26,437	28,067
Other noncurrent liabilities	29,669	31,930

Total liabilities	1,130,170	1,321,388

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	565,940	561,379
Retained earnings	506,335	416,851
Treasury stock, at cost	(303,344)	(252,956)
Accumulated other comprehensive loss	(65,461)	(71,576)

Total stockholders’ equity	704,172	654,400

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,834,342	$1,975,788

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2016	2015
Revenues
License	$37,423	$39,577
Maintenance	57,331	59,492
Services	19,576	23,497
Hosting	111,736	110,251

Total revenues	226,066	232,817

Operating expenses
Cost of license (1)	5,439	6,109
Cost of maintenance, services and hosting (1)	113,044	113,013
Research and development	43,518	37,091
Selling and marketing	30,000	28,911
General and administrative	25,878	21,575
Gain on sale of CFS assets	(151,952)	—
Depreciation and amortization	23,208	19,693

Total operating expenses	89,135	226,392

Operating income	136,931	6,425

Other income (expense)
Interest expense	(10,414)	(10,941)
Interest income	150	102
Other	(334)	3,722

Total other income (expense)	(10,598)	(7,117)

Income (loss) before income taxes	126,333	(692)
Income tax expense (benefit)	36,849	(530)

Net income (loss)	$89,484	$(162)

Earnings (loss) per common share
Basic	$0.75	$0.00
Diluted	$0.75	$0.00

Weighted average common shares outstanding
Basic	118,679	115,855
Diluted	119,938	115,855

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$89,484	$(162)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	5,488	5,331
Amortization	21,024	18,281
Amortization of deferred debt issuance costs	1,578	1,628
Deferred income taxes	19,596	(4,713)
Stock-based compensation expense	9,492	3,936
Excess tax benefit of stock-based compensation	(90)	(3,395)
Gain on sale of CFS assets	(151,952)	—
Other	(398)	855
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	34,588	42,422
Accounts payable	(12,880)	(3,630)
Accrued employee compensation	3,036	(1,951)
Current income taxes	17,303	2,198
Deferred revenue	8,542	184
Other current and noncurrent assets and liabilities	(6,378)	(11,817)

Net cash flows from operating activities	38,433	49,167

Cash flows from investing activities:
Purchases of property and equipment	(7,138)	(9,138)
Purchases of software and distribution rights	(8,766)	(3,359)
Proceeds from sale of CFS assets	200,000	—
Other	(7,000)	(2,000)

Net cash flows from investing activities	177,096	(14,497)

Cash flows from financing activities:
Proceeds from issuance of common stock	731	751
Proceeds from exercises of stock options	237	6,918
Excess tax benefit of stock-based compensation	90	3,395
Repurchase of restricted stock and performance shares for tax withholdings	(40)	(4,019)
Repurchases of common stock	(52,449)	—
Proceeds from revolving credit facility	—	29,000
Repayment of revolving credit facility	(143,000)	(51,000)
Repayment of term portion of credit agreement	(23,823)	(19,853)
Payments on other debt and capital leases	(6,270)	(2,829)

Net cash flows from financing activities	(224,524)	(37,637)

Effect of exchange rate fluctuations on cash	1,125	(5,875)

Net decrease in cash and cash equivalents	(7,870)	(8,842)
Cash and cash equivalents, beginning of period	102,239	77,301

Cash and cash equivalents, end of period	$94,369	$68,459

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED March 31,
	2016		2016	2015		2015
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff
Total revenues (2)	$226,066	$86	$226,152	$232,817	$229	$233,046	$(6,894)	-3%
Total expenses (3)	89,135	147,996	237,131	226,392	(2,929)	223,463	13,668	6%
Operating income (loss)	136,931	(147,910)	(10,979)	6,425	3,158	9,583	(20,562)	-215%
Income (loss) before income taxes	126,333	(147,910)	(21,577)	(692)	3,158	2,466	(24,043)	-975%
Income tax expense (benefit) (4)	36,849	(56,856)	(20,007)	(530)	1,105	575	(20,582)	-3579%

Net income (loss)	$89,484	$(91,054)	$(1,570)	$(162)	$2,053	$1,891	$(3,461)	-183%

Depreciation	5,488	—	5,488	5,331	—	5,331	157	3%
Amortization - acquisition related intangibles	5,791	—	5,791	5,843	—	5,843	(52)	-1%
Amortization - acquisition related software	7,486	—	7,486	6,368	—	6,368	1,118	18%
Amortization - other	7,747	—	7,747	6,070	—	6,070	1,677	28%
Stock-based compensation	9,492	—	9,492	3,936	—	3,936	5,556	141%

Adjusted EBITDA	$172,935	$(147,910)	$25,025	$33,973	$3,158	$37,131	$(12,106)	-33%

Earnings per share information
Weighted average shares outstanding
Basic	118,679	118,679	118,679	115,855	116,054	116,054
Diluted	119,938	119,938	119,938	115,855	117,596	117,596
Earnings per share
Basic	$0.75	$(0.77)	$(0.01)	$—	$0.02	$0.02	$(0.03)	-150%
Diluted	$0.75	$(0.76)	$(0.01)	$—	$0.02	$0.02	$(0.03)	-150%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for ORCC deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Adjustment includes the gain on sale of CFS assets of $151.9 million and significant transaction related expenses of $4.0 million in 2016. Significant transaction related expenses includes, $2.4 million for employee related actions, $1.1 million for technology projects, and $0.5 million for professional and other fees in 2016. Significant transaction related expenses of $2.9 million consisted of $1.7 million for employee related actions, $0.7 million for data center moves, and $0.5 million for technology costs and other fees in 2015.
(4)	Revenue and significant transaction related adjustments tax effected at 35%.

	Quarter Ended
	March 31,
Reconciliation of Operating Free Cash Flow (millions)	2016	2015
Net cash provided by operating activities	$38.4	$49.2
Payments associated with acquired opening balance sheet liabilities	—	0.1
Net after-tax payments associated with employee-related actions (4)	1.9	1.3
Net after-tax payments associated with significant transaction related expenses (4)	1.0	0.8
Less capital expenditures	(15.9)	(12.5)
Plus capital expenditures for European datacenter and cyber security	4.2	—

Operating Free Cash Flow	$29.6	$38.9

	Quarter Ended
Reconciliation excluding CFS impact (millions)	2016	2015
Total non-GAAP revenue	$226.2	$233.0
CFS product revenue	(15.4)	(23.6)

Total non-GAAP revenue excluding CFS	$210.8	$209.4

Total adjusted EBITDA	$25.0	$37.1
CFS adjusted EBITDA	(1.2)	(1.1)
Retained indirect costs during TSA period	1.0	—

Total adjusted EBITDA excluding CFS impact	$24.8	$36.0